Fresh Del Monte Produce Inc.
For information, contact:
Christine Cannella
Assistant Vice President, Investor Relations
305-520-8433

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Announces First Quarter 2013 Financial Results

CORAL GABLES, FL. - April 30, 2013 - Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the quarter ended March 29, 2013. The Company reported earnings per diluted share of $0.71 for the first quarter of 2013 compared with earnings per diluted share of $1.08 in the first quarter of 2012.
"We were pleased with the overall progress we made towards our strategic initiatives during the first quarter of 2013," said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. "Our team did an exceptional job spurring growth and amassing greater market share led by gains in our fresh-cut business. However, these operational achievements and stronger net sales were countered by ongoing challenges in Europe, which negatively affected our profitability."
Net sales for the first quarter of 2013 were $918.8 million, compared with $897.9 million in the prior year period. The increase in overall net sales for the quarter was driven by expanded sales in the Company's other fresh produce business segment in North America and the Middle East, along with increased banana volume in the Company's Middle East and North America regions.
Gross profit for the first quarter of 2013 was $98.6 million, compared with $112.4 million in the first quarter of 2012. The decrease in gross profit for the quarter was the result of weakness in the Company's European banana business segment, primarily attributable to lower selling prices, a result of excess industry supply and lower consumer demand, due to the weak economy. Gross profit for the quarter was also negatively impacted by lower profitability in the Company's prepared food business segment, due to lower selling prices of industrial products.
Operating income for the first quarter of 2013 was $53.5 million, compared with $65.5 million in the prior year period. The decrease in operating income was primarily due to lower gross profit, partially offset by the absence of losses incurred on disposal of property, plant and equipment during the first quarter of 2012.
Net income for the first quarter of 2013 was $41.1 million, compared with $62.5 million in the first quarter of 2012. The decrease in net income for the quarter reflects lower operating income and higher provision for income taxes.

-more-

Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended

Income Statement:	March 29, 2013	March 30, 2012
Net sales	$918.8	$897.9
Cost of products sold	820.2	785.5
Gross profit	98.6	112.4

Selling, general and administrative expenses	45.3	45.4
Gain (loss) on disposal of property, plant and equipment	0.3	(1.4)
Asset impairment and other charges, net (1)	0.1	0.1
Operating income	53.5	65.5

Interest expense, net	0.6	1.1
Other expense (income), net	1.6	(0.5)

Income before income taxes	51.3	64.9

Provision for income taxes	9.5	2.1
Net income	$41.8	$62.8

Less: Net income attributable to noncontrolling interests	0.7	0.3
Net income attributable to Fresh Del Monte Produce Inc.	$41.1	$62.5

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Basic	$0.71	$1.08

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Diluted	$0.71	$1.08

Dividends declared per ordinary share	$0.125	$0.10

Weighted average number of ordinary shares:
Basic	57,592,510	57,807,103
Diluted	58,000,771	57,900,781

Selected Income Statement Data:
Depreciation and amortization	$17.5	$17.8

(1)
Asset impairment and other charges, net, for the first quarter of 2013 related principally to other charges in Hawaii. Asset impairment and other charges, net, recorded for the first quarter of 2012 related principally to an under-utilized facility in the United Kingdom and the sale of assets previously impaired in 2011 as a result of our melon program rationalization in Central America.

-more-

Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Business Segment Data
(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	March 29, 2013				March 30, 2012
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Banana	$406.0	44%	$30.5	31%	$397.5	44%	$38.8	34%
Other Fresh Produce	433.7	47%	59.3	60%	421.1	47%	60.3	54%
Prepared Food	79.1	9%	8.8	9%	79.3	9%	13.3	12%
	$918.8	100%	$98.6	100%	$897.9	100%	$112.4	100%

	Quarter ended
Net Sales by Geographic Region:	March 29, 2013		March 30, 2012

North America	$516.4	56%	$489.0	54%
Europe	182.0	20%	205.1	23%
Asia	95.4	10%	103.4	12%
Middle East	107.9	12%	81.1	9%
Other	17.1	2%	19.3	2%
	$918.8	100%	$897.9	100%

-more-

Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	March 29, 2013	December 28, 2012

Assets
Current assets:
Cash and cash equivalents	$25.9	$39.9
Trade accounts receivable, net	347.1	296.1
Other accounts receivable, net	59.4	58.4
Inventories, net	509.2	482.8
Other current assets	49.7	48.8
Total current assets	991.3	926.0

Investment in and advances to unconsolidated companies	2.1	2.0
Property, plant and equipment, net	1,038.0	1,024.6
Goodwill	400.9	405.6
Other noncurrent assets	171.6	175.2
Total assets	$2,603.9	$2,533.4

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$340.2	$333.5
Current portion of long-term debt and capital lease obligations	2.6	2.7
Other current liabilities	29.6	26.3
Total current liabilities	372.4	362.5

Long-term debt and capital lease obligations	148.6	123.5
Other noncurrent liabilities	213.7	216.0
Total liabilities	734.7	702.0

Total Fresh Del Monte Produce Inc. shareholders' equity	1,828.8	1,795.7
Noncontrolling interests	40.4	35.7
Total shareholders' equity	1,869.2	1,831.4
Total liabilities and shareholders' equity	$2,603.9	$2,533.4

Selected Balance Sheet Data:
Working capital	$618.9	$563.5
Total debt	$151.2	$126.2

-more-

Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Quarter ended
	March 29, 2013	March 30, 2012
Operating activities:
Net income	$41.8	$62.8
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	17.5	17.8
Amortization of debt issuance costs	0.1	0.4
Gain on sale of securities	(2.3)	—
Loss (gain) on sales of property, plant and equipment	(0.3)	1.4
Foreign currency translation adjustment	(1.6)	1.9
Other changes	7.2	(6.4)
Changes in operating assets and liabilities:
Receivables	(51.4)	(52.7)
Inventories	(26.5)	(14.7)
Other current assets	0.3	5.2
Accounts payable and accrued expenses	24.0	17.8
Other noncurrent assets and liabilities	(1.2)	3.6
Net cash provided by operating activities	7.6	37.1

Investing activities:
Capital expenditures	(32.8)	(12.8)
Proceeds from sales of property, plant and equipment	0.6	2.9
Proceeds from sale of available-for-sale investments	7.7	—
Net cash used in investing activities	(24.5)	(9.9)

Financing activities:
Net borrowings (payments) on long-term debt	20.4	(44.9)
Contributions from noncontrolling interests	3.6	3.5
Proceeds from stock options exercised	12.8	0.8
Dividends paid	(7.2)	(5.8)
Repurchase of shares	(27.9)	—
Net cash provided by (used in) financing activities	1.7	(46.4)

Effect of exchange rate changes on cash	1.2	(0.2)

Net decrease in cash and cash equivalents	(14.0)	(19.4)
Cash and cash equivalents, beginning	39.9	46.9
Cash and cash equivalents, ending	$25.9	$27.5

-more-

Fresh Del Monte Produce Inc.

First Quarter 2013 Business Segment Performance
(As reported in business segment data)

Bananas
Net sales for the quarter increased 2% to $406.0 million, compared with $397.5 million in the first quarter of 2012, primarily due to higher sales in the Company's Middle East and North America regions, partially offset by lower sales in Asia. Worldwide pricing decreased $0.11, or 1%, to $14.97 per unit, compared with $15.08 per unit in the first quarter of 2012. Volume was 3% higher. Gross profit for the quarter was $30.5 million, compared with $38.8 million in the first quarter of 2012. Unit costs were 2% higher than the prior year period.
Other Fresh Produce
Net sales for the quarter increased 3% to $433.7 million, compared with $421.1 million in the first quarter of 2012. The increase in net sales was primarily the result of higher sales in the Company's fresh-cut, non-tropical and melon product lines. Gross profit for the quarter was $59.3 million, compared with gross profit of $60.3 million in the prior year period.

Gold pineapple - Net sales were in line with the prior year period. Volume decreased 2%. Pricing increased 2%. Unit cost was 1% higher.
Fresh-cut - Net sales increased 7% to $98.6 million. Volume decreased 1%. Pricing increased 8%. Unit cost was 10% higher.
Melon - Net sales increased 8% to $51.7 million. Volume increased 20%. Pricing decreased 10%. Unit cost was 3% lower.
Non-tropical - Net sales increased 5% to $115.8 million. Volume increased 4%. Pricing increased 1%. Unit cost was 2% lower.
Tomato - Net sales decreased 7% to $17.4 million. Volume decreased 14%. Pricing increased 8%. Unit cost was 10% higher.
Prepared Food
Net sales were in line with the prior year's first quarter. Gross profit for the quarter was $8.8 million, compared with $13.3 million in the first quarter of 2012, principally due to underperformance in the Company's industrial product line.
Cash Flows
Net cash provided by operating activities for the first three months of 2013 was $7.6 million, compared with $37.1 million in the same period of 2012.
Total Debt
Total debt increased from $126.2 million at the end of 2012 to $151.2 million at the end of the first quarter of 2013.

-more-

Fresh Del Monte Produce Inc.

Conference Call and Web Cast Data
Fresh Del Monte will host a conference call and simultaneous webcast at 11:00 a.m. Eastern Time today to discuss the first quarter 2013 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at http://ir.freshdelmonte.com. The call will be available for re-broadcast on the Company’s web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.
Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, the Middle East and the countries formerly part of the Soviet Union. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions). The Company’s plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets the Company serves, and the extent to which adverse economic conditions continue to affect its sales volume and results, including the Company’s ability to command premium prices for certain of its principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact the Company’s ability to access certain markets, (iv) the Company’s anticipated cash needs in light of its liquidity, (v) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as its, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on its ability to grow, procure or export its products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by the Company’s competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, (x) the Company’s ability to successfully integrate acquisitions into its operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending legal and environmental proceedings, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with the Company’s tax audits, and (xiv) the cost and other implications of changes in regulations applicable to its business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. – “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended December 28, 2012 along with other reports that the Company has on file with the Securities and Exchange Commission.

# # #